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                                                                    EXHIBIT 10.3

                                    1ST BANK
                              EMPLOYMENT AGREEMENT
                                 WILLIAM FABIAN

     THIS EMPLOYMENT AGREEMENT (this "Agreement"), signed as of January 22, 2007, between 1st BANK and William Fabian ("Executive") and ratified by GLACIER BANCORP, INC. ("GBCI"), takes effect on the effective date of the pending Merger (the "Effective Date") referenced below.

                                    RECITALS

A. 1st Bank has entered into a Plan and Agreement Merger (the "Merger Agreement") with North Side State Bank of Rock Springs ("North Side") and GBCI. Pursuant to the terms of the Merger Agreement, North Side will merge with and into 1st Bank, with 1st Bank as the surviving entity (the "Merger").

B. Executive presently serves as Chief Operating Officer of North Side and will continue to do so until the Effective Date.

C. GBCI and 1st Bank desire Executive to be employed by 1st Bank from and after the Effective Date, under the terms and conditions of this Agreement.

D. Executive desires to be employed by 1st Bank from and after the Effective Date, under the terms and conditions of this Agreement.

E. This Agreement supercedes any and all other employment or similar agreements that may currently be in effect for Executive.

                                    AGREEMENT

     In consideration of the promises set forth in this Agreement, the parties agree as follows.

     1. Employment. 1st Bank agrees to employ Executive, and Executive accepts employment by 1st Bank on the terms and conditions set forth in this Agreement.

     2.   Effective Date and Term.

          a. Term. The term of this Agreement ("Term") begins on the Effective Date and will expire on January 1, 2008.

          b. Abandonment or Termination of the Merger. This Agreement is void if the Merger Agreement is terminated for any reason.

     3. Duties. 1st Bank will employ Executive and Executive will faithfully and diligently perform the duties assigned to him. Executive will be responsible for

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          the operations of the former North Side office and will assist with data conversion and other transition matters. The board of directors of 1st Bank or GBCI may, from time to time and in good faith, modify Executive's performance responsibilities to accommodate management objectives of 1st Bank or of GBCI. Executive will assume any additional positions, duties, and responsibilities as may reasonably be requested of him with or without additional compensation, as appropriate and consistent with his position.

     4. Extent of Services. Executive will devote all of his working time, attention and skill to the duties and responsibilities referenced in
          Section 3. To the extent that such activities do not interfere with his duties under Section 3, Executive may participate in other businesses as a passive investor, but (i) Executive may not actively participate in the operation or management of those businesses, and
          (ii) Executive may not, without 1st Bank's prior written consent, make or maintain any investment in a business with which 1st Bank and/or GBCI has an existing competitive or commercial relationship.

     5. Payment at End of Term. Provided that Executive has fulfilled his obligations under Section 3, within fifteen (15) days following the expiration of the Term, 1st Bank shall pay Executive a lump sum payment equal to $165,000.

     6. Salary. Executive's annualized salary during the term of this Agreement will be $116,750. Executive's salary will be paid in accordance with 1st Bank's regular payroll schedule.

     7.   Vacation and Benefits.

          a. Vacation and Holidays. Executive will receive the same number of days of vacation during the term of this Agreement as Executive received prior to the Effective Date. Executive's ability to carry over or accumulate vacation will be governed by 1st Bank's and/or GBCI's applicable policies.

          b. Benefits. Executive will be entitled to participate in any group life insurance, disability, health and accident insurance plans, profit sharing plan and in other employee fringe benefit programs 1st Bank or GBCI may have in effect from time to time for its similarly situated employees, in accordance with and subject to any policies adopted by 1st Bank's or GBCI's board of directors with respect to the plans or programs, including without limitation, any incentive or employee stock option plan, deferred compensation plan and 401(k) plan. Neither 1st Bank nor GBCI through this Agreement obligates itself to make any particular benefits available to its employees.

          c. Business Expenses. 1st Bank will reimburse Executive for ordinary and reasonable expenses which are consistent with past practice at 1st Bank (including, without limitation, travel, entertainment, and similar expenses)


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               and which are incurred in performing and promoting 1st Bank's business. Executive will present from time to time itemized accounts of these expenses, subject to any limits of Bank policy or the rules and regulations of the Internal Revenue Service.

     8.   Termination of Employment.

          a. Termination By Bank for Cause. If 1st Bank terminates Executive's employment for Cause (defined in Section 8(e)) or Executive terminates his employment without Good Reason (defined in Section 8(f)) before this Agreement terminates, 1st Bank will pay Executive the salary earned and expenses reimbursable under this Agreement incurred through the date of his termination. Executive will have no right to receive compensation or other benefits for any period after termination under this Section 8(a).

          b. Other Termination By Bank. If 1st Bank terminates Executive's employment without Cause before this Agreement terminates or expires, or Executive terminates his employment for Good Reason, 1st Bank will pay Executive a lump sum payment equal to the sum of: (i) the amount of salary that Executive would have otherwise received for the remainder of 2007, plus (ii) $165,000.

          c. Death or Disability. This Agreement terminates (i) if Executive dies or (ii) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 consecutive days as a result of a physical or mental disability arising at any time during the term of this Agreement, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue hardship on 1st Bank. If termination occurs under this Section 8(c), Executive or his estate will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date Executive's employment terminated.

          d. Return of Bank Property. If and when Executive ceases, for any reason, to be employed by 1st Bank, Executive must return to 1st Bank all keys, pass cards, identification cards and any other property of 1st Bank or GBCI. At the same time, Executive also must return to 1st Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of 1st Bank or GBCI. The obligations in this paragraph include the return of documents and other materials that may be in his desk at work, in his car, in place of residence, or in any other location under his control.

          e.   Cause. "Cause" means any one or more of the following:


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               (1)  Willful misfeasance or gross negligence in the performance of Executive's duties;

               (2)  Conviction of a crime in connection with his duties; or

               (3) Conduct demonstrably and significantly harmful to 1st Bank, as reasonably determined on the written advice of legal counsel by 1st Bank's board of directors.

          f. Good Reason. "Good Reason" means only any one or more of the following:

               (1) Reduction of Executive's salary or reduction or elimination of any compensation or benefit plan benefiting Executive, unless the reduction or elimination is generally applicable to substantially all Bank employees (or employees of a successor or controlling entity of 1st Bank) formerly benefited;

               (2) The assignment to Executive without his consent of any authority or duties materially inconsistent with Executive's position as of the date of this Agreement;

               (3) A relocation or transfer of Executive's principal place of employment that would require Executive to commute on a regular basis more than thirty (30) miles each way from North Side's present main office location.

     9. Confidentiality. Executive will not, after the date this Agreement was signed, including during and after its Term, use for his own purposes or disclose to any other person or entity any confidential business information concerning 1st Bank or GBCI or their business operations, unless (i) 1st Bank or GBCI consents to the use or disclosure of their respective confidential information; (ii) the use or disclosure is consistent with Executive's duties under this Agreement; (iii) disclosure is required by law or court order; or (iv) the information is made or otherwise becomes public. For purposes of this Agreement, confidential business information includes, without limitation, trade secrets (as defined under the Wyoming Trade Secrets Act, Section 40-24-101 of the Wyoming Statutes), various confidential information concerning all aspects of current and future operations, nonpublic information on investment management practices, marketing plans, pricing structure and technology of either 1st Bank or GBCI. Executive will also treat the terms of this Agreement as confidential business information.

     10.  Restrictive Covenants.

          a. Competitive Activities. During the period of his employment and, if Executive's employment with 1st Bank terminates pursuant to
               Section 8(a) or 8(b) of this Agreement, then for two (2) years after Executive's employment with 1st Bank has ended, Executive will not, directly or


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               indirectly, as a shareholder, director, officer, employee, partner, agent, consultant, lessor, creditor or otherwise, provide management, supervisory or other similar services to any person or entity engaged in any business in Sweetwater County, Wyoming, which is competitive with the business of 1st Bank or GBCI as conducted during the Term of this Agreement or as conducted as of the date of termination of employment, including any preliminary steps associated with the formation of a new bank.

          b. Non-Interference. During the period of his employment and, if Executive's employment with 1st Bank terminates pursuant to
               Section 8(a) or 8(b) of this Agreement, then for two (2) years after Executive's employment with 1st Bank has ended, Executive will not, directly or indirectly, persuade or entice, or attempt to persuade or entice, (i) any employee of 1st Bank or GBCI to terminate his/her employment with 1st Bank or GBCI, or (ii) any person or entity to terminate, cancel, rescind or revoke its business or contractual relationships with 1st Bank or GBCI.

     11.  Enforcement.

          a. 1st Bank and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and 1st Bank, the agreements referred to in Sections 9 and 10 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of 1st Bank's and GBCI's confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and 1st Bank request the court to reform these provisions to restrict Executive's use of confidential information and Executive's ability to compete with 1st Bank and GBCI to the maximum extent, in time, scope of activities, and geography, the court finds enforceable.

          b. Executive acknowledges 1st Bank and GBCI will suffer immediate and irreparable harm that will not be compensable by damages alone if Executive repudiates or breaches any of the provisions of Sections 9 or 10 or threatens or attempts to do so. For this reason, under these circumstances, 1st Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and 1st Bank will not be required to post a bond as a condition for the granting of this relief.

     12. Covenants. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 9 and 10 and that 1st Bank is entitled to require him to comply with these Sections. Sections 9 and 10 will survive termination and/or expiration of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily,


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          Executive has experience and capabilities sufficient to enable
          Executive to obtain employment in areas which do not violate this Agreement and that 1st Bank's enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

     13.  Arbitration.

          a. Arbitration. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

          b. Governing Law. All proceedings will be held at a place designated by the arbitrator in Uinta County, Wyoming. The arbitrator, in rendering a decision as to any state law claims, will apply Wyoming law.

          c. Exception to Arbitration. Notwithstanding the above, if Executive violates Section 9 or 10, 1st Bank will have the right to initiate the court proceedings described in Section 11(b), in lieu of an arbitration proceeding under this Section 13.

     14.  Miscellaneous Provisions.

          a. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

          b. Binding Effect. This Agreement will bind and inure to the benefit of 1st Bank's, GBCI's and Executive's heirs, legal representatives, successors and assigns.

          c. Litigation Expenses. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its reasonable out-of-pocket expenses and costs


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               including, without limitation, reasonable attorneys' fees and costs incurred in connection with the enforcement or collection.

          d. Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

          e. Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

          f. Amendment. This Agreement may be modified only through a written instrument signed by both parties.

          g. Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

          h. Governing Law and Venue. This Agreement will be governed by and construed in accordance with Wyoming law, except to the extent that certain regulatory matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Uinta County, Wyoming.

          i. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

          j. Counsel Review. Executive acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

          k. IRC Section 409A. The provisions of this Agreement are intended to comply with Section 409A of the U.S. Internal Code of 1986, as amended, U.S. Treasury regulations issued thereunder, and related U.S. Internal Revenue Service guidance ("409A Rules"). Such provisions will be interpreted and applied in a manner consistent with the 409A Rules so that payments and benefits provided to Executive hereunder will not, to the greatest extent possible, be subject to taxation under such Section 409A. Notwithstanding any contrary provisions hereof and provided there is no reduction in payments due Executive, this Agreement may be amended if and to the extent GBCI and/or 1st Bank determines that such amendment is necessary to comply with the 409A Rules.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]


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     This Employment Agreement is executed as of January 22, 2007.

                                        1ST BANK:


                                        By /s/ Michael Seppala
                                           -------------------------------------
                                           Michael Seppala
                                        Its: President


                                        EXECUTIVE:


                                        /s/ William Fabian
                                        ----------------------------------------
                                        William Fabian

     Ratified as of January 22, 2007:

                                        GLACIER BANCORP, INC.


                                        By /s/ Michael J. Blodnick
                                           -------------------------------------
                                           Michael J. Blodnick
                                        Its: President & Chief Executive Officer


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